Exhibit 99.1

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports Record Sales and Earnings for the Fourth Quarter and Full Year 2003-
Record Sales of $329.5 Million and Earnings of $70.1 Million for 2003

LAURELTON, NY, February 19, 2004 - Eon Labs, Inc. (Nasdaq: ELAB) today reported record net income of $19.2 million for the fourth quarter ended December 31, 2003, compared to $13.2 million in the comparable quarter in 2002, an increase of 44.9%.

Diluted earnings per share was $0.42 for the fourth quarter ended December 31, 2003, compared to $0.29 for the comparable quarter in 2002, an increase of 44.8%.

For the year ended December 31, 2003, net income was a record $70.1 million, compared to $43.3 million in the comparable period in 2002, an increase of 62.1%.  For the year 2003, diluted earnings per share was a record $1.55 compared to $1.06 per share for the year 2002, an increase of 46.2%.  The year ended December 31, 2003 included the recovery of legal fees of $3.5 million, as reported in the second quarter, which increased earnings by $0.05 per share.

Net sales were a record $95.0 million for the fourth quarter ended December 31, 2003, compared to $68.7 million in the comparable quarter in 2002, an increase of 38.2%.  The higher sales were primarily attributable to an overall increase in unit volumes of existing products in addition to the introduction of new products subsequent to December 31, 2002.  Net sales were a record $329.5 million for the year ended December 31, 2003, compared to $244.3 million in the comparable period in 2002, an increase of 34.9%.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “We attribute our record sales and earnings to our expanding product line, increased presence in the distribution channels, and continued higher demand for affordable generic drugs.  Additionally, we continue to fund higher levels of research and development activity.  As a result, we have submitted 16 ANDAs during 2003.  In January 2004, we were pleased that we could introduce another first to market generic drug, Bupropion HCl, ER 100mg tablets, the generic equivalent of Wellbutrin SR®* 100mg tablets.”

Currently, the Company has 26 ANDAs pending with the FDA, including 3 tentative approvals and one approvable application.  Additionally, the Company has a final approval for Omeprazole 10mg and 20mg capsules that is still the subject of pending litigation.  Total annual brand sales exceed $11.3 billion for all these pending ANDAs.

Because of higher than expected orders for existing products in the fourth quarter of 2003, the Company anticipates a reduction in customers’ ordering patterns for these products in the first quarter of 2004.  As a result, the Company expects net sales and diluted earnings per share for the first quarter ending March 31, 2004 to be between $90 million and $95 million and $0.52 and $0.56 per share, respectively.  For the full year 2004, the Company estimates net sales and diluted earnings per share to be between $380 million and $400 million and $1.95 and $2.04 per share, respectively.  First quarter and full year guidance includes a payment of $10 million from GlaxoSmithKline to settle all litigation relating to Nabumetone.  This payment has been included in income for the first quarter ending March 31, 2004 and increases expected diluted earnings per share for the first quarter and the full year 2004 by $0.13 per share.

 FINANCIAL REVIEW

Gross profit as a percentage of net sales was 54.0% for the fourth quarter ended December 31, 2003 compared to 49.3% in the comparable quarter in 2002.  The gross margin for the quarter ended December 31, 2003 reflected the benefit of a favorable product mix.

Other selling, general and administrative expenses increased by $4.5 million to $12.5 million for the fourth quarter ended December 31, 2003 compared to $8.1 million in the comparable quarter in 2002.  The increase is primarily attributable to higher legal expenses, principally patent litigation expenses related to Bupropion, and an increase in compensation and related costs.

Research and Development expenses increased by 119.3% to $6.6 million for the fourth quarter ended December 31, 2003, compared to $3.0 million in the comparable quarter in 2002.  The increased R&D spending was primarily attributed to the increased number of bio-studies and expenses relating to the completion of defined milestones under third-party product development agreements. These increases reflect an acceleration of the Company’s product development program.

There was no interest expense for the quarter ended December 31, 2003.  Interest expense in the comparable quarter of 2002 was $0.1 million.

The effective tax rate for the quarter ended December 31, 2003 was 39.6%, down from 40.3% in the comparable quarter in 2002 principally due to lower state and local income taxes.

In order to provide a basis by which to compare our results in the current quarter and the twelve months ended December 31, 2003 with results for the comparable periods in 2002, we have adjusted net income as presented under Generally Accepted Accounting Principles (GAAP) for the following items:  deferred stock based compensation, expenses for research and development contracts unrelated to our business that were transferred prior to our IPO and interest expense on related party debt that was paid or exchanged in connection with our IPO.  In addition, and in order to provide comparability between Eon and other companies in our sector, adjusted net income also excludes amortization of pushdown intangible assets that arose from the acquisition in December 2000 of the remaining 50% interest in Eon by Hexal Pharmaceuticals, Inc. On an as adjusted basis, net income for the fourth quarter ended December 31, 2003 would have been $19.8 million, as compared to $13.9 million for the comparable quarter in 2002, an increase of 42.4%. For the twelve months ended December 31, 2003, on an as adjusted basis, net income would have been $72.6 million, as compared to $48.0 million for the comparable period in 2002, an increase of 51.3%.

Eon will conduct a live audio webcast today at 10:00 a.m., Eastern Time to discuss the financial results for the fourth quarter of 2003.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.   Interested persons may listen to the live conference by calling toll free (800) 479-1628 (U.S. only), or (719) 457-2729 (international).  The password for the conference call is ELAB.  A replay of the conference call will be available until 5:00 p.m., Eastern Time on February 25, 2004 by calling toll free  (888) 203-1112 (U.S. only), or (719) 457-0820 (international).  The passcode for the replay is 797380.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website, www.eonlabs.com.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other company information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

* Wellbutrin SR® is a registered trademark of GlaxoSmithKline which is not affiliated with Eon Labs, Inc.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$94,989	$68,720	$329,538	$244,269
Cost of sales	43,665	34,828	150,627	118,591
Gross profit	51,324	33,892	178,911	125,678

Operating expenses:
Selling, general and administrative:
Amortization of intangibles	940	940	3,760	3,760
Other selling, general and administrative	12,545	8,079	37,296	32,706
Research and development	6,576	2,999	22,510	13,239
Total operating expenses	20,061	12,018	63,566	49,705

Operating income	31,263	21,874	115,345	75,973

Other income and (expense):
Interest income	410	335	1,411	854
Interest expense	—	(103)	(300)	(3,857)
Other income, net	80	63	228	113
Total other income (expense), net	490	295	1,339	(2,890)

Income before income taxes	31,753	22,169	116,684	73,083
Provision for income taxes	(12,576)	(8,939)	(46,549)	(29,820)
Net income	$19,177	$13,230	$70,135	$43,263

Net income per share data:
Basic	$0.43	$0.30	$1.59	$1.62
Diluted	$0.42	$0.29	$1.55	$1.06

Weighted average common shares outstanding:
Basic	44,294,669	43,798,550	44,239,971	26,630,789
Diluted	45,316,122	45,142,135	45,260,293	40,648,533

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2003 and December 31, 2002

(Dollars in thousands)

(unaudited)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$43,852	$62,323
Short-term investments	115,281	24,961
Other current assets	156,654	120,098
Total current assets	315,787	207,382

Property, plant and equipment, net	50,409	42,788
Goodwill and other intangible assets, net	72,941	76,701
Other assets	2,408	3,000
Total assets	$441,545	$329,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$102,838	$64,289
Long-term liabilities	9,927	7,428
Total liabilities	112,765	71,717
Total stockholders’ equity	328,780	258,154
Total liabilities and stockholders’ equity	$441,545	$329,871

Eon Labs, Inc.

Reconciliation of Net Income

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net income, as reported	$19.2	$13.2	$70.1	$43.3

Adjustments for comparability:
Pushdown amortization of intangibles (i)	0.9	0.9	3.8	3.8
R&D unrelated to generics (ii)	—	—	—	0.5
Interest expense on related party debt (iii)	—	—	—	2.5
Deferred stock based compensation (iv)	0.1	0.3	0.4	1.2
Tax affect of above	(0.4)	(0.5)	(1.7)	(3.3)
	0.6	0.7	2.5	4.7

Net income, as adjusted	$19.8	$13.9	$72.6	$48.0

Notes:

(i)	amortization of pushdown intangible assets.
(ii)	transfer of R&D contracts unrelated to generic products completed prior to the IPO.
(iii)	elimination of interest on related party debt paid or exchanged at IPO.
(iv)	charges related to SAR Plan converted to Stock Option Plan effective September 30, 2001.